- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           NATIONAL AUTO CREDIT, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           NATIONAL AUTO CREDIT, INC.
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   [ LOGO ]

                             NATIONAL AUTO CREDIT
                               30000 AURORA ROAD
                               SOLON, OHIO 44139

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 6, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of National Auto Credit, Inc. (the "Company"), will be held at the principal executive offices of the Company, 30000 Aurora Road, Solon, Ohio 44139, on Thursday, June 6, 1996, at 10:00 A.M. (Eastern Daylight Savings time), for the following purposes:

     1. To elect three directors to serve for a term of three years; and

     2. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 15, 1996, are entitled to notice of and to vote at said meeting or any adjournment thereof.

     By Order of the Board of Directors.

                                            THOMAS J. DOSTART
                                            Vice President, General Counsel and
                                            Secretary
April 25, 1996

     STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                   [ LOGO ]

                             NATIONAL AUTO CREDIT
                              30000 AURORA ROAD

                               SOLON, OHIO 44139

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of National Auto Credit, Inc., a Delaware corporation (the "Company"), to be held on June 6, 1996, at the Company's principal executive offices, 30000 Aurora Road, Solon, Ohio 44139, and at any adjournment thereof.

     The Notice of Annual Meeting, this statement and the accompanying form of proxy, together with the Company's Annual Report to Stockholders for the fiscal year ended January 31, 1996 ("fiscal 1996"), are first being mailed to stockholders on or about April 26, 1996.

     The close of business on April 15, 1996 (the "Record Date"), has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 25,892,354 shares of Common Stock, $.05 par value. Each of the outstanding shares is entitled to one vote. The holders of Common Stock of the Company have no cumulative voting rights in the election of Directors.

     Under Delaware law and the Company's Restated Certificate of Incorporation and Bylaws, if a quorum is present at the meeting, the nominees for Directors who receive the greatest number of votes cast for the election of Directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected Directors. An abstention from voting any share with respect to the election of any nominee for Director will have the practical effect of a vote against that nominee. A broker non-vote with respect to any share will not affect the election of Directors since the share is not considered present for voting purposes.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of seven members. At the meeting, the Common Stock represented by valid proxies appointed will be voted, unless otherwise specified, for the election of Messrs. Robert J. Bronchetti, J. Hunter Brown and James E. Smith, Jr. each to serve a term of three years and until their respective successors are elected and qualified.

     If, by reason of death or other unexpected circumstance, the nominee(s) should not be available for election, the proxies will be voted for the election of such substitute nominee(s) as the Board of Directors may propose.

     Set forth below is certain information relating to Messrs. Bronchetti, Brown and Smith, the nominees for election as Directors, and the Directors of the Company whose terms of office will continue after the meeting:

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING
                  -------------------------------------------

                                                                          DIRECTOR       TERM
            NAME            PRINCIPAL OCCUPATION AND OTHER INFORMATION     SINCE       TO EXPIRE
            ----            ------------------------------------------    --------     ---------
Robert J. Bronchetti....... President and Chief Executive Officer, has     1993          1999
                            been employed by the Company since May
                            1991 and was appointed a Director in
                            September 1993. Mr. Bronchetti has held
                            the position of President since March 1994
                            and Chief Executive Officer since December
                            1994. Mr. Bronchetti previously held the
                            positions of Executive Vice President and
                            Chief Financial Officer, Vice President
                            and Chief Financial Officer, and Vice
                            President of Finance and Treasurer. Prior
                            to 1991, Mr. Bronchetti held various
                            financial management positions with
                            Engelhard Corporation and its wholly-owned
                            subsidiary, The Harshaw Chemical Company.
                            Age 48.

J. Hunter Brown............ Vice President, J.P. Morgan Securities,        1996          1999
                            Inc., investment bankers, since 1993. Mr.
                            Brown previously served as Director,
                            Toronto Dominion Securities (USA) Inc.
                            from 1991 to 1993. From 1987 to 1991, Mr.
                            Brown served as Director, Corporate
                            Accounts for Toronto Dominion Bank. Age
                            42.

James E. Smith, Jr. ....... Vice President of Operations, has been         1995          1999
                            employed by the Company since May 1993 and
                            was appointed a Director in November 1995.
                            Mr. Smith held the positions of Regional
                            Director and Regional Vice President,
                            Operations prior to assuming his present
                            position in July 1994. From 1987 to May
                            1993, Mr. Smith was Branch Operations
                            Manager for Chrysler Credit Corporation.
                            Age 41.

          DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE ANNUAL MEETING
          ------------------------------------------------------------

                                                                          DIRECTOR       TERM
            NAME            PRINCIPAL OCCUPATION AND OTHER INFORMATION     SINCE       TO EXPIRE
            ----            ------------------------------------------   ---------     ---------
Per E. Hoel................ Chairman of the Board and President of         1984          1997
                            Uni-Per, Inc., a management consulting
                            firm specializing in marketing and
                            finance, since 1976. Age 70.

Edward N. Leszczynski ..... Retired January 1986 from Ford Motor           1994          1997
                            Credit Company. Self-employed consultant
                            to various organizations, including the
                            Company. Teaches management analysis and
                            planning to Ford Motor Credit Company
                            supervisors and managers. Age 62.

Sam J. Frankino ........... Chairman of the Board since the Company's      1969          1998
                            inception in 1969, founder and majority
                            stockholder. Mr. Frankino also served as
                            Chief Executive Officer from 1969 to 1992
                            and from December 1993 until December
                            1994. Age 71.

Noah T. Herndon ........... Partner of Brown Brothers Harriman & Co.,      1992          1998
                            investment bankers, since 1974. Mr.
                            Herndon is also a Director of Amoskeag
                            Company, Fieldcrest Cannon, Inc., Watts
                            Industries, Inc. and Zoll Medical
                            Corporation. Age 64.

     Messrs. Frankino and Hoel are members of the Board's Executive Committee, which exercises all of the power and authority of the Board in the management of the business and affairs of the Company during intervals between Board meetings. The Executive Committee met ten times during fiscal 1996.

     Messrs. Herndon and Hoel are members of the Board's Audit Committee, which reviews the services provided by the independent auditors retained by the Company, monitors the adequacy of the Company's internal accounting controls and reviews the annual financial statements of the Company. The Audit Committee met twice during fiscal 1996.

     Messrs. Herndon and Hoel are members of the Board's Executive Compensation Committee, which reviews the cash and non-cash compensation received by officers and key employees. The Executive Compensation Committee met twice during fiscal 1996.

     Four quarterly meetings and one special meeting of the Board of Directors were held during fiscal 1996. The Board of Directors does not have a Nominating Committee.

     Each incumbent Director and each member of the above Committees attended 75% or more of the meetings held by the Board of Directors and such Committees, respectively.

                        DIRECTORS FEES AND COMPENSATION

     Each member of the Board who is not an employee of the Company is paid a Director's fee at the rate of $10,000 per year plus $500 and expenses for attendance at each meeting of the Board. In addition, Mr. Edward N. Leszczynski was paid $12,500 for consulting services rendered to the Company during fiscal 1996. Certain additional information is set forth under the heading Certain Transactions on page 11.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation earned for services rendered by the Company's Chief Executive Officer and each of the five other most highly compensated Executive Officers during the fiscal years ended January 31, 1996, 1995 and 1994:

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                              ANNUAL COMPENSATION                   -------------------------
                                -----------------------------------------------     RESTRICTED     SECURITIES
                                                                  OTHER ANNUAL        STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION AT  FISCAL     SALARY      BONUS      COMPENSATION1      AWARDS2        OPTIONS       COMPENSATION3
       JANUARY 31, 1996          YEAR        ($)        ($)            ($)             ($)            (#)              ($)
- ------------------------------- ------     -------     ------     -------------     ----------     ----------     -------------
Sam J. Frankino................  1996      350,000     51,000         4,499            76,250             0             420
Chairman of the Board            1995      325,769     51,000         4,916            47,500             0           1,967
                                 1994      283,231      1,000             0           118,750             0           2,316

Robert J. Bronchetti...........  1996      200,000     51,000         6,213           130,250             0           1,802
President and                    1995      176,154      1,000         6,756            62,938             0           3,192
Chief Executive Officer          1994      144,039     21,000             0            11,875             0           1,744

James E. Smith, Jr.4...........  1996       94,423      1,000         1,547            42,250             0           1,046
Vice President,                  1995       62,500      1,000         1,840             7,125         5,000           1,299
Operations                       1994       38,269      1,000             0                 0             0             156

Davida S. Howard...............  1996       98,731      1,000         2,241            35,500             0           1,289
Vice President -                 1995       82,400      1,000         1,970             7,125         7,500           1,921
Finance and Controller           1994       76,650     10,500             0                 0             0             998

Edward T. Anderson.............  1996       82,804      1,000         1,206            35,500             0           1,154
Executive Vice President,        1995       56,558      3,000             0                 0             0           1,471
Sales and Wholesale Operations   1994       50,000      1,000             0                 0             0             653

Edward A. Burkhart5............  1996       94,173     25,000         2,864            27,000             0           1,110
Executive Vice President         1995      122,615      1,000         2,767            40,375             0           2,613
                                 1994       82,365     16,000             0             8,906             0           1,103
 ---------------

1 Amounts included in this column are tax reimbursements relating to the imputed value for use of Company automobiles. Executive officers who are Directors do not receive any additional compensation for serving on the Board of Directors.

2 These awards are fully vested but may not be sold or transferred until such time as the recipient directly owns and maintains Company stock equal to the individual's annual salary, including bonus, or the individual terminates employment with the Company. Restricted stock holdings in excess of the required ownership amounts may be disposed of provided that minimum ownership requirements are maintained during the term of the individual's employment. The restricted shares awarded are eligible for any dividends the Company may declare on its Common Stock. There are no other shares of restricted stock held by these executive officers.

3 Messrs. Frankino, Bronchetti, Smith, Ms. Howard and Messrs. Anderson and
  Burkhart had their term life and accidental death and disability ("AD&D") insurance premiums paid for by the Company. For fiscal years 1996 and 1995, the premiums were $372 for term life and $48 for AD&D. For fiscal year 1994, the premiums were $120 for term life and $36 for AD&D.

    In fiscal years 1996, 1995 and 1994, the Company contributed to Messrs. Frankino's, Bronchetti's, Smith's, Ms. Howard's and Messrs. Anderson's and Burkhart's 401(k) Savings and Retirement Plan and Trust Accounts in the following amounts: Mr. Frankino - $0, $0 and $0; Mr. Bronchetti - $1,382, $1,225 and $96; Mr. Smith - $626, $228 and $0; Ms. Howard - $869, $638 and
  $47; Mr. Anderson - $734, $439 and $30; and Mr. Burkhart - $690, $949 and $53.
  In addition to the contributions noted above, in fiscal years 1996, 1995 and 1994, Messrs. Frankino, Bronchetti, Smith, Ms. Howard and Messrs. Anderson and Burkhart received the following additional allocations to their 401(k) Savings and Retirement Plan and Trust Accounts; Mr. Frankino - $0, $1,547 and $2,160; Mr. Bronchetti - $0, $1,547 and $1,492; Mr. Smith - $0, $651 and $0; Ms.
  Howard - $0, $863 and $795; Mr. Anderson - $0, $612 and $467; and Mr. Burkhart
  - $0, $1,244 and $894.

4 These amounts reflect Mr. Smith's compensation commencing with his date of employment, May 3, 1993.

5 Mr. Edward A. Burkhart terminated his employment in September 1995, and resigned from the Board of Directors in November 1995.


                                  STOCK PLANS

1983 STOCK OPTION PLAN:

     The Executive Officers referred to in the cash compensation table, as well as salaried employees of the Company or any of its subsidiary corporations who, in the judgment of the Stock Option Committee (the "Option Committee"), occupy a professional or management position, were eligible to participate in the Company's 1983 Stock Option Plan (the "Option Plan"). The Option Plan provided for the granting of options for up to 2,710,651 shares of the Company's Common Stock $.05 par value (the "Common Stock").

     The Option Committee determined to whom options were granted, the number of shares subject to option, and the terms of the option. No incentive or non-qualified stock options could be exercised, in whole or in part, prior to the expiration of 12 months following the date such option was granted. Twenty percent of these options becomes exercisable one year after the grant date, and an additional 20% becomes exercisable each year thereafter. Both the incentive and non-qualified stock options granted under the Option Plan terminate on the 10th anniversary of the date upon which they were granted and shall not be exercisable on or after such date. In the event an employee who has been granted options under the Option Plan leaves the Company, those vested options are exercisable within 90 days of the date of separation from employment (but in no event later than the end of the fixed term of such option). If an employee or former employee who was granted an incentive or non-qualified option dies, and at the time of his death was entitled to exercise any such option granted under the Option Plan, such option may be exercised within 12 months after the date of death (but no later than the end of the fixed term of such option) by his estate, or by a person who acquired the right to exercise such option by bequest or inheritance. Such option may be exercised only as to the number of shares of stock for which it could have been exercised at the date of death.

     The Option Plan was terminated on April 17, 1993.

1993 EQUITY INCENTIVE PLAN:

     The Company's 1993 Equity Incentive Plan (the "Plan") provides for the granting of incentive options, non-qualified options, stock appreciation rights, restricted stock appreciation rights, restricted stock and Common Stock (all of which are sometimes collectively referred to as "Awards") to the Executive Officers referred to in the cash compensation table as well as to other employees of the Company and its subsidiaries and any former employee of the Company eligible to receive an assumed or replacement award or award settlement. Awards may be granted singly, in combination or in tandem. In addition Awards may be made in combination, or in tandem with, in replacement of, or as the payment for grants or rights under any other compensation plan of the Company, including the Option Plan or the plan of any acquired entity.

     The Plan provides that not more than two million (2,000,000) shares of the Company's Common Stock may be issued pursuant to the Plan. The shares to be issued under the Plan may be authorized and unissued shares, treasury shares or a combination thereof.

     The Executive Compensation Committee of the Board of Directors (the "Committee") administers the Plan. The Committee is comprised of two non-employee Directors, each of whom must be a "disinterested person" as defined under the Plan. The Committee consists of Messrs. Herndon and Hoel. Such Committee selects the employees to whom grants are to be made and determines the form of the Award.

     Any compensation income realized by a participant with respect to any Award granted under the Plan shall be subject to withholding by the Company of income, employment or other taxes required by federal, state, local or foreign law. The Committee may in its discretion satisfy the withholding requirement by causing the entity or subsidiary employing the participant to withhold the appropriate amount of any and all of such taxes from any other compensation otherwise payable to such participant.

     During fiscal 1996, the Committee did not award any options to the named Executive Officers but did award options to other select Executive Officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                              VALUE OF UNEXERCISED
                         SHARES                             NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS/SARS
                       ACQUIRED ON                      OPTIONS/SARS AT YEAR-END(#)1            AT YEAR-END ($)2
                        EXERCISE          VALUE         -----------------------------     -----------------------------
         NAME              (#)         REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ---------------------- -----------     ------------     -----------     -------------     -----------     -------------
Sam J. Frankino                0                0         117,400               0          $ 667,713         $     0

Robert J. Bronchetti           0                0          18,000           7,000          $  64,000         $24,125

James E. Smith, Jr.            0                0           1,000           4,000          $   1,250         $ 5,000

Davida S. Howard               0                0          14,100           9,400          $  51,513         $10,175

Edward T. Anderson         2,651         $ 11,598           2,100             800          $   7,100         $ 2,425

Edward A. Burkhart        35,677         $300,481               0               0          $       0         $     0

- ---------------
1 Includes options with exercise prices ranging from $6.56 to $11.00.

2 Values are calculated using the January 31, 1996, Common Stock closing price of $12.25 per share as reported on the New York Stock Exchange.

                     BOARD'S COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee (the "Committee") is comprised of two non-employee directors. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries of Executive Officers. The Committee also administers the Company's 1993 Equity Incentive Plan. Messrs. Noah T. Herndon (Chairman) and Per E. Hoel were Committee members during fiscal 1996.

     The Company's primary objective is to maximize stockholder value. To aid in accomplishing this goal, the Committee is guided by two principles in determining executive compensation policies: first, to attract, develop, reward and retain highly talented individuals; and second, to motivate Executive Officers to perform to the best of their abilities and to achieve both short-term and long-term Company objectives that will contribute to the overall goal of enhancing stockholder value.

     The Company's executive compensation program consists of two main elements:

     - Annual compensation, which is comprised of base salary and bonus, and

     - Long-term incentives that provide a financial opportunity through grants of restricted stock and other forms of stock-based awards. The compensation that may be realized by executives through these incentives is tied directly to the value of the Company's Common Stock in the future.

     The Committee believes that the Company's executive compensation program reflects the fundamental principles described above and provides strong incentives to executives to maximize Company performance.

     In establishing total compensation, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as net income, return on equity, sales, and total market value. This information forms the basis for the Committee's assessment of the overall performance of its executives and is the cornerstone for establishing their compensation. The Committee also compares the Company's total compensation package (and, to the extent possible, the compensation of individual Executive Officers) with companies of comparable size and stature. The compensation comparison groups are not necessarily the same peer group companies used in the stock performance graph included in this proxy statement. In addition, consideration is given to the specific functional responsibilities of each executive's position.

     Mr. Robert J. Bronchetti served as Chief Executive Officer of the Company during fiscal 1996. The total compensation received by Mr. Bronchetti was increased for fiscal 1996. In establishing his level of compensation, the Committee reviewed the Company's financial and business performance for fiscal 1995. The review was based on all of the performance criteria discussed above. The Committee did not assign relative weights to each of these criteria but rather made a subjective determination based on a consideration of all such factors collectively. The Committee also took note of the significant strategic actions and restructuring initiated by Mr. Bronchetti including the downsizing and subsequent sale of the Company's rental operations and the restructuring of the Company to better position it to compete in the challenging used car financing environment.

     The Committee also awarded restricted stock to Executive Officers in amounts ranging from 1,000 to 9,000 shares, as well as awarding stock options to select Executive Officers. These awards were based on the individual effort of each executive based upon the factors listed above.

     The Committee is continuing to review the qualifying compensation regulations issued by the Internal Revenue Service which provide that no deduction is allowed for applicable employee compensation paid by a publicly held corporation to a covered employee to the extent that compensation paid to the employee exceeds $1 million for the applicable taxable year, unless certain conditions are met. Currently, compensation to any employee is not expected to exceed $1 million and thus should not be affected by the qualifying compensation regulations.

                                            Respectfully submitted,

                                            Noah T. Herndon, Chairman
                                            Per E. Hoel

                            STOCK PERFORMANCE GRAPHS

     The graphs provided below compare the Company's cumulative stockholder return with that of the S&P SmallCap 600 Index and the approximately 120 companies which comprise the Dow Jones Complete Financial Sector Index Group (Peer Group Index). The periods presented include the five fiscal years commencing January 31, 1991 and ending January 31, 1996 and the three fiscal years commencing January 31, 1993 and ending January 31, 1996. The Company began the expansion of its financial services business around January 31, 1993.

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN1 3
              NATIONAL AUTO CREDIT, INC., S&P SMALLCAP 600 INDEX2
                 AND DOW JONES COMPLETE FINANCIAL SECTOR INDEX


[GRAPH]

- ---------------------------------------------------------------------------------------------------------
                                                        1/91     1/92     1/93     1/94     1/95     1/96
- ---------------------------------------------------------------------------------------------------------
             NATIONAL AUTO CREDIT, INC.                 100      144       97      165      137      156
- ---------------------------------------------------------------------------------------------------------
                  S&P SMALLCAP 600                      100      149      172      204      187      247
- ---------------------------------------------------------------------------------------------------------
        DOW JONES COMPLETE FINANCIAL SECTOR             100      140      180      201      195      298
- ---------------------------------------------------------------------------------------------------------

                COMPARISON OF 3-YEAR CUMULATIVE TOTAL RETURN1 3
              NATIONAL AUTO CREDIT, INC., S&P SMALLCAP 600 INDEX2
                 AND DOW JONES COMPLETE FINANCIAL SECTOR INDEX


[GRAPH]

- -------------------------------------------------------------------------------------------------------
                                                                        1/93     1/94     1/95     1/96
- -------------------------------------------------------------------------------------------------------
                     NATIONAL AUTO CREDIT, INC.                         100      170      141      161
- -------------------------------------------------------------------------------------------------------
                          S&P SMALLCAP 600                              100      118      109      143
- -------------------------------------------------------------------------------------------------------
                DOW JONES COMPLETE FINANCIAL SECTOR                     100      111      108      165
- -------------------------------------------------------------------------------------------------------

- ---------------
1 The above graphs assume an investment of $100 on January 31, 1991, and January
  31, 1993, respectively, including reinvestment of all dividends, and indicate the appreciation of or depreciation of each investment over a five year and three year period. The historical performance depicted on the graphs is not necessarily indicative of future performance.

2 In prior years the Company selected the NASDAQ Stock Market Index (U.S. Only) as its major market index. In August 1995 the Company moved to the New York Stock Exchange. Accordingly, the Company is no longer able to use the NASDAQ index. The Company is a member of and has chosen the S&P SmallCap 600 index as its major market index. The Company believes that this index is appropriate based on the similar market capitalizations of the Company and the S&P SmallCap 600 companies.

3 Notwithstanding anything to the contrary contained in any document filed by the Company with the Securities and Exchange Commission or elsewhere, these graphs shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates them.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only person known to the Company to be the beneficial owner, as of April 15, 1996, of more than 5% of the Company's outstanding Common Stock:

                           SHARES OF
                         COMMON STOCK          PERCENT OF
 NAME AND ADDRESS        BENEFICIALLY            CLASS
OF BENEFICIAL OWNER        OWNED1 2           OUTSTANDING
- -------------------    -----------------    ----------------
Sam J. Frankino           14,502,375             55.76%
30000 Aurora Road
Solon, Ohio 44139

- ---------------
1 Mr. Frankino has both voting and investment power with respect to the shares listed. Of the shares shown above, 366,015 shares are held by the Samuel J. and Connie M. Frankino Charitable Foundation, a qualified charitable foundation, as to which Mr. and Mrs. Frankino share voting and investment power. Mr. and Mrs. Frankino disclaim any beneficial interest in those shares.

2 Includes 117,400 shares which may be acquired within 60 days pursuant to the Company's 1983 Stock Option Plan (see Stock Plans on page 5).

SECURITY OWNERSHIP OF MANAGEMENT

The following information is set forth with respect to shares of the Company's Common Stock beneficially owned, as of April 15, 1996 by all Directors, the nominees for election as Directors of the Company, by each of the six most highly compensated Executive Officers, and by all officers and Directors of the Company as a group:

                                                   SHARES OF
                                                  COMMON STOCK     PERCENT OF
                                                  BENEFICIALLY       CLASS
                      NAME                           OWNED(1)      OUTSTANDING
- ------------------------------------------------- ------------     ----------
Sam J. Frankino.................................. 14,502,375(2)         55.76%
Robert J. Bronchetti.............................     33,700(2)             *
James E. Smith, Jr...............................      4,858(2)             *
Davida S. Howard.................................     19,693(2)             *
Edward T. Anderson...............................      4,681(2)             *
Edward A. Burkhart3..............................          0                *
J. Hunter Brown..................................        500                *
Noah T. Herndon..................................      4,000                *
Per E. Hoel......................................      2,000                *
Edward N. Leszczynski............................      2,000                *
All Officers and Directors as a Group (15)....... 14,592,507(2)         56.01%

- ---------------
1 Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person. With respect to Mr. Frankino's beneficial ownership, see note 1 to Security Ownership of Certain Beneficial Owners above.

2 Includes shares which may be acquired within 60 days pursuant to the Company's
  1983 Stock Option Plan and 1993 Equity Incentive Plan (see Stock Plans on page
  5).
  Mr. Frankino.........................    117,400
  Mr. Bronchetti.......................     18,000
  Mr. Smith............................      1,000
  Ms. Howard...........................     14,100
  Mr. Anderson.........................      2,100
  The fifteen Executive Officers and
    Directors as a group...............    161,800

3 Mr. Edward A. Burkhart terminated his employment in September 1995, and resigned from the Board of Directors in November 1995.

* Less than 1.0%

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that its Directors, officers and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements.

                              CERTAIN TRANSACTIONS

     Mr. Noah T. Herndon, Director, is a partner in the investment banking firm of Brown Brothers Harriman & Co. ("Brown Brothers"). In accordance with its engagement with the Company, Brown Brothers was instrumental in the lease of its fleet of rental automobiles and the sale of certain other assets to a subsidiary of Avis, Inc. Brown Brothers was paid a fee of $950,000 for its services. Mr. Per E. Hoel, Director, received a fee of $237,500 from Brown Brothers for services rendered by him in conjunction with this transaction.

     Adverama, Inc. provided the Company with placement of Yellow Pages directory advertising, printing services, and promotional items. These transactions amounted to $1,577,000 during fiscal 1996. Adverama, Inc. is beneficially owned by the daughter of the Company's Chairman of the Board of Directors and majority stockholder. All services purchased from Adverama, Inc. were at rates and upon terms competitive with those that could be obtained from unaffiliated vendors. There were no amounts payable to Adverama, Inc. at January 31, 1996.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP has been selected to serve as the independent auditors of the Company and its subsidiaries for the fiscal year ending January 31, 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement about the Company's financial condition, if they desire to do so, and to respond to appropriate questions.

                             STOCKHOLDERS PROPOSAL

     Any stockholder who intends to present a proposal at the 1997 Annual Meeting of Stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 20, 1996. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this statement and the accompanying notice and form of proxy to all stockholders of record on the Record Date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold shares of Common Stock of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be borne by the Company.

     If the accompanying form of proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specifications, they will be voted to elect the nominees as set forth under "ELECTION OF DIRECTORS".

     The presence of any stockholder at the meeting will not operate to revoke such person's proxy. A proxy may be revoked at any time before it is exercised, by a later appointment received by the secretary of the meeting, or by giving notice of a revocation to the secretary of the meeting in writing or in open meeting.

     If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

     By Order of the Board of Directors.

                                            THOMAS J. DOSTART
                                            Vice President, General Counsel and
                                            Secretary

April 25, 1996

                             NATIONAL AUTO CREDIT, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                     JUNE 6, 1996 ANNUAL MEETING OF STOCKHOLDERS
                 The undersigned hereby appoints Noah T. Herndon and Per
            E. Hoel, and each of them with full power of substitution and resubstitution as proxies for the undersigned to attend the
       P    Annual Meeting of Stockholders of National Auto Credit, Inc.,
       R    to be held at the Company's principal executive offices,
       O    30000 Aurora Road, Solon, Ohio 44139 at 10:00 A.M. (Eastern
       X    Daylight Savings time) on June 6, 1996, and thereat, and at
       Y    any adjournment thereof, to vote and act with respect to all shares of Common Stock of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

                 TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN,
            DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE. THE REVERSE SIDE NEED NOT BE COMPLETED.






- --------------------------------------------------------------------------------
                              FOLD AND DETACH CARD


                                                                                                           PLEASE MARK
                                                                                                           EACH VOTE        [X]
                                                                                                           LIKE THIS

   The Board of Directors recommends that you vote "FOR" each of the nominees for election as Directors.
   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL
   BE VOTED TO ELECT THE NOMINEES AS DESCRIBED IN ITEM 1 ABOVE.


                                                           FOR     WITHHELD
                                                           ALL      FOR ALL
1. ELECTION OF DIRECTORS:   ROBERT J. BRONCHETTI,        [     ]   [     ]           2. In their discretion, to
                            J. HUNTER BROWN,                                            vote upon such other
                            JAMES E. SMITH, JR.                                         business as may properly
                                                                                        come before the meeting.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

- ----------------------------------------------------------------------------

                                                                                ______
                                                                                      |
                                                                                      |

                                                                                               COMMENTS/ADDRESS CHANGE
                                                                                            Please mark this box if you have  [  ]
                                                                                             written comments/address change
                                                                                                  on the reverse side.

        Signature(s) of Stockholder(s)                                                                  Date
                                       -----------------------------------------------                       -------------------
        NOTE: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                             FOLD AND DETACH HERE
